ORRICK, HERRINGTON & SUTCLIFFE
                OLD FEDERAL RESERVE BANK BUILDING
                       400 SANSOME STREET
                SAN FRANCISCO, CALIFORNIA  94111





                        October 19, 1995



Nike Securities L.P.
1001 Warrenville Road
Lisle, IL  60532

The Chase Manhattan Bank
  (National Association)
770 Broadway
New York, NY  10003


     Re:          The First Trust Combined Series 256
     The First Trust of Insured Municipal Bonds-Multi-State:
                   California Trust, Series 14

Dear Sirs:

     We have acted as special California counsel for Nike Securities L.P., as Depositor of the above captioned trust(s) (each a "Trust"), in connection with the issuance under the Trust Agreement dated October 19, 1995, among Nike Securities L.P., as Depositor, Securities Evaluation Service, Inc., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Chase Manhattan Bank (National Association), as Trustee, of units of fractional undivided interest in each Trust (the "Units") in exchange for certain bonds, as well as "regular-way" and "when-issued" contracts for the purchase of bonds (such bonds and contracts are hereinafter referred to collectively as the "Securities").

     In connection therewith, we have examined such corporate records, certificates and other documents and such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and, on the basis of such examination, and upon existing provisions of the Revenue and Taxation Code of the State of California, we are of the opinion that:

           1. The Trust is not an association taxable as a corporation and the income of the Trust will be treated as the income of the unitholders under the income tax laws of California.

           2. Interest on the underlying Securities (which may include bonds or other obligations issued by the governments of Puerto Rico, the Virgin Islands, Guam, or the Northern Mariana Islands) which is exempt from tax under California personal income tax and property tax laws when received by the Trust will, under such laws, retain its status as tax-exempt interest when distributed to unitholders. However, interest on the underlying securities attributed to a unitholder which is a corporation subject to the California franchise tax laws may be includable in such corporation's gross income for purposes of determining its California franchise tax.

           3. Under California income tax law, each unitholder in the Trust will have a taxable event when the Trust disposes of a security (whether by sale, exchange, redemption, or payment at maturity) or when the unitholder redeems or sells Units. Because of the requirement that tax cost basis be reduced to reflect amortization of bond premium, under some circumstances a unitholder may realize taxable gain when Units are sold or redeemed for an amount equal to, or less than, their original cost. The total tax cost of each Unit to a certificateholder is allocated among each of the bond issues held in the Trust (in accordance with the proportion of the Trust comprised by each bond issue) in order to determine his per unit tax cost for each bond issue; and the tax cost reduction requirements relating to amortization of bond premium will apply separately to the per unit cost of each bond issue. Unitholders' bases in their Units, and the bases for their fractional interest in each Trust asset, may have to be adjusted for their pro rata share of accrued interest received, if any, on securities delivered after the underholders' respective settlement dates.

           4. Under the California personal property tax laws, bonds (including the Securities) or any interest therein is exempt from such tax.

           5. Proceeds paid under an insurance policy, if any, issued to the Trustee of the Trust with respect to the Securities which represent maturing interest on defaulted obligations held by the Trustee will be exempt from California personal income tax if, and to the same extent as, such interest would have been so exempt if paid by the issuer of the defaulted obligations.

           6. Under Section 17280(b)(2) of the California Revenue and Taxation Code, interest on indebtedness incurred or continued to purchase or carry Units of the Trust is not deductible for the purposes of the California personal income tax. While there presently is no California authority interpreting this provision, Section 17280(b)(2) directs the California Franchise Tax Board to prescribe regulations determining the proper allocation and apportionment of interest costs for this purpose. The Franchise Tax Board has not yet proposed or prescribed such regulations. In interpreting the generally similar Federal provision, the Internal Revenue Service has taken the position that such indebtedness need not be directly traceable to the purchase or carrying of Units (although the Service has not contended that a deduction for interest on indebtedness incurred to purchase or improve a personal residence or to purchase goods or services for personal consumption will be disallowed). In the absence of conflicting regulations or other California authority, the California Franchise Tax Board generally has interpreted California statutory tax provisions in accord with Internal Revenue Service interpretations of similar Federal provisions.

     Opinions relating to the validity of securities and the exemption of interest thereon from State of California income tax are rendered by bond counsel to the issuing authority at the time securities are issued and we have relied solely upon such opinions, or, as to securities not yet delivered, forms of such opinions contained in official statements relating to such securities. Except in certain instances in which we acted as bond counsel to issuers of securities, and as such made a review of proceedings relating to the issuance of certain securities at the time of their issuance, we have not made any review of proceedings relating to the issuance of securities or the bases of bond counsels' opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (SEC No. 33-63415) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Very truly yours,





                                    ORRICK, HERRINGTON &
                                       SUTCLIFFE